Filed Pursuant to Rule 433 Registration Statement No. 333-171038 January 5, 2010

Republic of the Philippines

DEPARTMENT OF FINANCE

Roxas Boulevard Comer Pablo Ocampo, Sr. Street

Manila 1004

PRESS RELEASE

ROP Launches 25-Year Global Peso Bond

The Republic of the Philippines (the “Republic”), rated Ba3 (Moody’s) / BB (S&P) / BB (Fitch) (all stable), has mandated Citi and HSBC as joint global coordinators and Citi, Credit Suisse, Deutsche Bank, HSBC, J.P. Morgan and UBS as joint bookrunners for a benchmark 25-year SEC-registered global peso bond offering payable in US dollars. The issue is expected to be launched in the near future subject to market conditions. The Republic has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, the Republic, any underwriter or any dealer participating in the offering will arrange to send you the prospectus for the offering if you request it by calling 1 (877) 858-5407. This press release is not an offer of securities for sale in the United States, and any securities offered in the United States may not be offered or sold in the United States absent registration or an exemption from registration. Any offering of securities by the Republic in the United States would be made by means of a prospectus, which would be obtainable from the Republic and would contain detailed information about the Republic, including certain statistical information.